Exhibit 99.1

PRESS RELEASE

Independent Bank Group, Inc. Announces Completion of Initial Public Offering

McKinney, Texas (Marketwire—April 8, 2013)

Independent Bank Group, Inc. (NASDAQ: IBTX) (“Independent Bank Group”), the holding company for Independent Bank, a Texas-chartered commercial bank headquartered in McKinney, Texas, today announced the closing of its initial public offering of common stock. Independent Bank Group sold a total of 3,680,000 shares of its common stock to the public (including shares sold upon the exercise of the underwriters’ option to purchase an additional 480,000 shares) at $26.00 per share. The offering priced on April 2, 2013.

Total net proceeds from the public offering to Independent Bank Group were approximately $87 million, after deducting the underwriters’ discount and commissions and estimated offering expenses. Those proceeds will be used in accordance with the company’s prospectus dated April 2, 2013 relating to such public offering.

Sandler O’Neill + Partners, L.P. was the book-running manager for the offering. Evercore Partners and Keefe, Bruyette & Woods acted as joint book-runners for the offering.

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 30 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of December 31, 2012, Independent Bank Group had total assets of approximately $1.7 billion, total loans of approximately $1.4 billion and total deposits of approximately $1.4 billion.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus relating to the Independent Bank Group initial public offering, copies of which may be obtained for free by visiting the Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus may be obtained from: Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Prospectus Department, or calling toll-free 1-866-805-4128 or emailing syndicate@sandleroneill.com.